As filed with the Securities and Exchange Commission on August 20, 2010
Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LINEAR TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-2778785
(State of Incorporation)	(I.R.S. Employer Identification No.)
1630 McCarthy Boulevard Milpitas, California 95035
(Address of principal executive offices)

2005 Equity Incentive Plan
(Full title of the plan)

Paul Coghlan Chief Financial Officer 1630 McCarthy Boulevard Milpitas, California 95035 (408) 432-1900
(Name, address and telephone number of agent for service)

Copy to:
Herbert P. Fockler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Large accelerated filer  ☑            Accelerated filer  ☐            Non-accelerated filer  ☐            Smaller reporting company  ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share to be issued under the 2005 Equity Incentive Plan	6,898,390	$29.61(2)	$204,261,327.9	$14,563.83

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the Linear Technology Corporation 2005 Equity Incentive Plan described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of Common Stock
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of $29.61 per share, the average of the high and low prices per share of the Common Stock as reported on the Nasdaq Global Market on August 17, 2010.

EXPLANATORY NOTE

In 2005, Linear Technology Corporation (the “Registrant”) adopted the 2005 Equity Incentive Plan (the “2005 Plan”) to replace its 1996 Incentive Stock Option Plan (the “1996 Plan”), which was scheduled to expire in mid-2006.  The shares of Common Stock reserved for issuance under the 2005 Plan originally consisted of 6,259,572 shares, plus shares that remained available for future grant under the 1996 Plan at the time the 2005 Plan was approved by the Registrant’s stockholders.  The issuance of all such shares was registered on a Registration Statement on Form S-8 filed on November 21, 2005.

The shares reserved for issuance under the 1996 Plan also include (i) all shares subject to options outstanding under the 1996 Plan at the time the 2005 Plan was approved that subsequently expired or otherwise terminated without being exercised in full, and (ii) all shares issued under the 1996 Plan subject to vesting restrictions that were subsequently forfeited or otherwise reacquired by the Registrant.  Such shares are added to the shares reserved for issuance under the 2005 Plan, and become available for grant thereunder, as they are reacquired or the related option terminates.  This Registration Statement covers the future issuance under the 2005 Plan of all such additional shares that have been added to the 2005 Plan since its adoption.

In order to avoid the necessity of filing additional registration statements such as this one in the future for further shares that may be added to the shares reserved under 2005 Plan as a result of 1996 Plan option expirations and share reacquisition, this Registration Statement also amends the two Registration Statements that were filed with the Commission on November 19, 1997 and July 30, 1999, respectively (the “Prior S-8 Registration Statements”).  The Prior S-8 Registration Statements originally collectively covered the issuance under the 1996 Plan of all shares of Common Stock reserved for issuance thereunder.  By this filing, the Prior S-8 Registration Statements are now hereby amended to cover the issuance of the same shares under the 2005 Plan, to the extent any such shares in the future are added to the 2005 Plan, and become available for future issuance under such plan, as a result of 1996 Plan option expirations or share reacquisition.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)        The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 27, 2010 filed with the Commission on August 19, 2010;

(b)        The description of the Registrant’s Common Stock to be offered hereby is contained in the Registration Statement on Form 8-A filed August 5, 1986 pursuant to Section 13(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such documents; provided, however, that documents or information deemed to have been furnished and not filed with the rules of the Securities and Exchange Commission shall not be deemed to be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.              Description of Securities.

Not applicable.

Item 5.              Interests of Named Experts and Counsel.

Not applicable.

Item 6.              Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).  Article IX of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors and officers and authorize indemnification of employees and other agents to the maximum extent permitted by Delaware Law.  In addition, the Registrant has entered into Indemnification Agreements with its directors and executive officers, whereby the Registrant indemnifies these persons to the maximum extent authorized by Section 145 of the DGCL for certain events or occurrences while the director or executive officer is or was serving at the Registrant's request in such capacity.  Under these indemnification agreements, the Registrant also agrees to indemnify its directors and executive officers against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred in connection with any proceeding (including an action by or in the right of the Registrant) by reason of their status as such. The Registrant maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.              Exhibits.

Exhibit Number	Description
4.1*	2005 Equity Incentive Plan, form of Stock Option Agreement, form of Restricted Stock Agreement, and form of Restricted Stock Unit Agreement.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 above)
24.1	Power of Attorney (see page 5 )
*	Incorporated by reference to Exhibit 10.53 to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on November 14, 2005

Item 9.              Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, California, on this ___ day of August, 2010.

LINEAR TECHNOLOGY CORPORATION
By: /s/ Paul Coghlan
Paul Coghlan
Vice President of Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Lothar Maier and Paul Coghlan his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Lothar Maier Lothar Maier	Chief Executive Officer and Director (Principal Executive Officer)	August 20, 2010
/s/ Paul Coghlan Paul Coghlan	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2010
/s/ Robert H. Swanson, Jr. Robert H. Swanson, Jr.	Executive Chairman of the Board	August 20, 2010
/s/ Arthur Agnos Arthur Agnos	Director	August 20, 2010
/s/ John Gordon John Gordon	Director	August 20, 2010
/s/ David S. Lee David S. Lee	Director	August 20, 2010
/s/ Richard M. Moley Richard M. Moley	Director	August 20, 2010
/s/ Thomas S. Volpe Thomas S. Volpe	Director	August 20, 2010

EXHIBIT INDEX

Exhibit Number	Description
4.1*	2005 Equity Incentive Plan, form of Stock Option Agreement, form of Restricted Stock Agreement, and form of Restricted Stock Unit Agreement.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 above)
24.1	Power of Attorney (see page 5)
*	Incorporated by reference to Exhibit 10.53 to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on November 14, 2005

Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA  94304
Phone (650) 493-9300

August 20, 2010

Linear Technology Corporation
1630 McCarthy Boulevard
Milpitas, California 95035

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Linear Technology Corporation with the Securities and Exchange Commission on or about August 20, 2010 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 6,898,390 shares of your common stock (the “Shares”) reserved for issuance under the 2005 Employee Incentive Plan (the “Plan”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan and the agreements that accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 2005 Equity Incentive Plan of Linear Technology Corporation of our reports dated August 19, 2010, with respect to the consolidated financial statements and schedule of Linear Technology Corporation, and the effectiveness of internal control over financial reporting of Linear Technology Corporation, included in its Annual Report (Form 10-K) for the fiscal year ended June 27, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
August 20, 2010